SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                              ____________

                                FORM 8-K

                             CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported)  December 31, 1998


                           Seer Technologies, Inc.
                (Exact Name of Registrant as Specified in its Charter)

        Delaware                     0-26194                13-3556562
(State or Other Jurisdiction  (Commission File Number)  (I.R.S. Employer
of Incorporation)                                       Identification No.)


                             8000 Regency Parkway
                         Cary, North Carolina   27511
                  (Address of Principal Executive Offices)

      Registrant's telephone number, including area code  (919) 380-5000


                                   N/A
          (Former Name or Former Address, if Changed Since Last Report)


Item 1.     Changes in Control of Registrant

     On December 31, 1998, Level 8 Systems, Inc. ("Level 8"), as the first step in its pending acquisition of the entire equity interest in the Registrant, acquired approximately 69% of the outstanding common stock of the Registrant held by Welsh, Carson, Anderson and Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS in exchange for 1,000,000 shares of Level 8 common stock and warrants to purchase an additional 250,000 shares of Level 8 common stock at an exercise price of $12.00 per share. Level 8 acquired 7,130,894 shares of the Registrant's common stock, 2,094,143 shares of the Registrant's Series A Convertible Preferred Stock, and 1,762,115 shares of the Registrant's Series B Convertible Preferred Stock from WCAS representing approximately 69% of the outstanding common stock of the Registrant and, as a consequence, may be deemed to control the Registrant.

     In connection with Level 8's purchase of the Registrant common stock from WCAS, WCAS contributed approximately $17 million to the Registrant, and Level 8 provided a $12 million subordinated loan to the Registrant to pay down the Registrant's bank debt. In addition, Level 8 has guaranteed any borrowings under the Registrant's revolving credit facility exceeding $20 million through December 31, 1999 and has agreed to fund the Registrant's operations, as appropriate, through January 15, 2000. Level 8 also agreed to acquire all of the remaining shares of the Registrant's common stock for $0.35 per share in cash as soon as practicable upon completion of the required filings and approvals.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     Exhibit


       2.1 Agreement dated November 23, 1998, among Level 8 Systems, Inc. ("Level 8") and the WCAS parties named therein relating to the acquisition of capital stock of the Registrant by Level 8 (incorporated by reference to Exhibit
                2.1 to the Registrant's Form 10-K for the year ended September 30, 1998).

      10.1 Level 8 Guaranty Agreement dated December 31, 1998 (filed herewith).

      10.2 Registrant Promissory Note dated December 31, 1998 in favor of Level 8 in the principal amount of $12,000,000 (filed herewith).




                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                     SEER TECHNOLOGIES, INC.


Date: January 15, 1999	             By:   /s/Dennis McKinnie
                                       Name:  Dennis McKinnie
		                           Title: Chief Legal & Administrative
                                              Officer